                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              QUALMARK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             OF QUALMARK CORPORATION
                             TO BE HELD MAY 10, 2002


To the Shareholders of QualMark Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of QualMark Corporation, a Colorado corporation (the "Company"), will be held on May 10, 2002 at 2:00 p.m. M.D.T., at the Company's administrative offices, 1329 West 121st Avenue, Denver, Colorado for the following purposes:

         1. To elect five (5) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

         2. To consider and vote upon a proposal to approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

         3. To approve the issuance of securities to Roser Ventures, LLC or its affiliate.


         4. To transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on April 2, 2002 has been fixed as the record date for the determination of holders of QualMark Corporation voting stock entitled to notice of, and to vote at, the Annual Meeting, and only shareholders of record at such time will be so entitled to vote.

In order for the proposals listed above to be approved, each proposal must be approved by the affirmative vote of holders of a majority of shares, voting as a group, present in person or by proxy at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, holders of QualMark Corporation voting stock should complete, date, and sign the enclosed form of proxy card and mail it promptly in the enclosed envelope.

                                        By Order of the Board of Directors

                                        /s/ Charles D. Johnston
                                        Charles D. Johnston
                                        President and Chief Executive Officer


Date: April 15, 2002

PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                              QUALMARK CORPORATION
                             1329 WEST 121ST AVENUE
                                DENVER, CO 80234


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 2002


                             SOLICITATION OF PROXIES


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of QualMark Corporation, a Colorado corporation ("QualMark" or the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on May 10, 2002 at 2:00 p.m. MST at the Company's administrative offices, 1329 West 121st Avenue, Denver, Colorado and at any and all adjournments of such meeting.

         If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of common stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted FOR each of the proposals described herein. Abstentions (proxies not returned) and broker non-votes will be treated as shareholders absent from the Annual Meeting. The proxies will be tabulated and votes counted by ComputerShare Investor Services, Inc. It is anticipated that this Proxy Statement and the accompanying Proxy Card will be mailed to the Company's shareholders on or about April 15, 2002.

         SHAREHOLDERS WHO EXECUTE PROXIES FOR THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THEIR EXERCISE BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE COMPANY, BY DELIVERING A DULY EXECUTED PROXY CARD BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

         The costs of the meeting, including the costs of preparing and mailing the Proxy Statement and Proxy, will be borne by the Company. Additionally, the Company may use the services of its directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of common stock of the Company in nominee names to distribute proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

                            OUTSTANDING CAPITAL STOCK

         The record date for shareholders entitled to vote at the Annual Meeting is April 2, 2002. At the close of business on that day, there were 3,610,092 shares of no par value common stock (the "Common Stock") of the Company outstanding. The Company has also issued 571,502 shares of Preferred Stock that were outstanding as of the record date, which includes 33,175 of paid in kind dividends.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum for each matter voted upon at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. A holder of preferred stock is entitled to one vote, in person or by proxy, for each share of common stock into which its preferred stock is convertible on the record date. As of April 2, 2002, each share of preferred stock is convertible into one share of common stock. Abstentions and broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

                        ACTION TO BE TAKEN AT THE MEETING

The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) FOR the election of each of the five (5) nominees named herein for the office of director of the Company, (ii) FOR the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending December 31, 2002, (iii) FOR the approval of the issuance of securities to Roser Ventures, LLC or its affiliate and (iv) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

         Where shareholders appropriately specify how their proxies are to be voted, they will be voted accordingly. If any other matter of business is properly brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion on such matters. The directors do not know of any such other matter or business that may come before the meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock and Preferred Stock as of April 2, 2002, by each person known by the Company to own beneficially more than five percent (5%) of the outstanding stock of the Company, on an as-converted to Common Stock basis, certain executive officers, each director and director nominee of the Company, and all directors and executive officers as a group. The Company believes that each of such persons has the sole voting and dispositive power over the shares held by him except as otherwise indicated in the footnotes and subject to applicable community property laws. The shares presented in this table are reported on an as-converted to Common Stock basis and assume the accrual of a payment-in-kind dividend payable on the Preferred Stock of 33,175 shares of Preferred Stock as of April 2, 2002.



                 NAME AND ADDRESS                            AMOUNT AND NATURE OF
                OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP            PERCENT OF CLASS
James L.D. Roser                                                  893,172(1)                      17.0%
1329 W. 121st Avenue
Denver, CO 80234

The Roser Partnership III, SBIC, LP                               711,037(2)                      13.5%
1105 Spruce Street
Boulder, CO 80302

William Sanko                                                     63,600(3)                        1.2%
1329 W. 121st Avenue
Denver, CO 80234

H. Robert Gill                                                    54,488(4)                        1.0%
1329 W. 121st Avenue
Denver, CO  80234

Charles D. Johnston                                               40,000(5)                         *
1329 W. 121st Avenue
Denver, CO  80234

Richard Jennewine                                                 10,300(6)                         *
1329 W. 121st Avenue
Denver, CO  80234

Anthony A. Scalese                                                 5,500(7)                         *
1329 W. 121st Avenue
Denver, CO  80234

Screening Systems, Inc.                                            620,000(8)                     11.8%
7 Argonaut
Aliso Viejo, CA 92656

All Directors and Executive                                      1,067,060(9)                     20.3%
Officers as a group (6 persons)

----------
* Less than one percent.

(1) Includes 172,635 shares of Common Stock beneficially owned by The Roser Partnership II Ltd., options to purchase 9,500 shares and warrants to purchase 139, 535 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days, and 571,502 shares of Convertible Preferred Stock, which include accrued dividends from December 31, 2001 through April 2, 2002 of 33,175 shares, beneficially owned by The Roser Partnership III, SBIC, LP. Mr. Roser co-manages The Roser Partnership II Ltd. and III, SBIC, LP investment funds, which are shareholders of the Company.

(2) Includes warrants to purchase 139,535 shares of the Common Stock which are currently exercisable or become exercisable within 60 days and shares of Preferred Stock convertible into 571,502 shares of Common Stock, which include accrued dividends from December 31, 2001 through April 2, 2002, of 33,175 shares.

(3) Includes options to purchase 63,600 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days.

(4) Includes options to purchase 51,600 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days.

(5) Includes options to purchase 40,000 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days.

(6) Includes options to purchase 10,300 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days.

(7) Includes options to purchase 5,500 shares of the Common Stock, which are currently exercisable or become exercisable within 60 days.

(8) Includes 620,000 shares of Common Stock beneficially owned by Screening Systems, Inc. which are issuable upon the exercise of a warrant to purchase Common Stock held by Screening Systems, Inc.

(9) Includes options to purchase 180,500 shares and warrants to purchase 139,535 shares of the Common Stock which are currently exercisable or become exercisable within 60 days, and includes 172,635 shares of Common Stock beneficially owned by The Roser Partnership II Ltd. and 571,502 shares of Convertible Preferred Stock beneficially owned by The Roser Partnership III, SBIC, LP.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than ten percent (10%) of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Except as stated below in this paragraph, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2001 and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2001, to the best of the Company's knowledge, the Company's directors, officers and holders of more than ten percent (10%) of its Common Stock complied with all Section 16(a) filing requirements.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         Pursuant to the Bylaws, the authorized number of directors of the Company is at least one and not more than seven. Five directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than five persons. If a quorum is present, the five nominees having the highest number of votes cast in favor of their election will be elected. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF ITS NOMINEES FOR THE BOARD OF DIRECTORS.

         The Board of Directors' nominees for the office of director are as follows:

                  NAME                                          AGE          YEAR FIRST BECAME A DIRECTOR
                  Charles D. Johnston(C)                        58                           2000
                  James L.D. Roser(A)                           74                           1999
                  H. Robert Gill(A)                             63                           1994
                  William Sanko(C)(A)                           60                           1997

                  Alan T. Valenti                               48                             *

----------

(A) Member of the Audit Committee.

(C) Member of the Compensation Committee.

* Pending election


         Charles D. Johnston. Mr. Johnston has served as a director of the Company since August 2000, as well as the Company's President and Chief Executive Officer. Mr. Johnston brings to the Company nearly 30 years of senior management, operations, sales and marketing experience with Philips Electronics and Texas Instruments. From 1992 to July 2000, he was president and CEO of Philips Laser Magnetic Storage, a 250-person, multi-location manufacturer of optical disk drives and tape drives. Between 1976 and 1992, Mr. Johnston held positions of increasing responsibility with several Philips divisions, culminating in a senior vice presidency and general managership of Airpax Corporation.

         James L.D. Roser. Mr. Roser has been a director of the Company since December 1999. He received a bachelor's degree in economics from Bucknell University and an MBA from Harvard University. His early career was in investment banking and portfolio management in New York City from 1952 to 1973. He was a member of the investment-banking department at Smith, Barney & Co. from 1952 to 1962. In 1962 he transferred to Brown Brothers Harriman where he managed private funds. From 1967 to 1973 he was the partner in charge of the investment management department of Cyrus J. Lawrence & Co. Mr. Roser has lived in Boulder, Colorado since 1978, where he has actively participated in small business investments. In 1993 Mr. Roser co-founded the Roser Partnership II and became an early investor in QualMark Corporation through this fund in 1994.

         H. Robert Gill. Mr. Gill has served as a director of the Company since July 1994 and was elected Chairman in April 1996. Since May 1997, Mr. Gill has been chairman and chief executive officer of Mobile Force Technologies, Inc., a systems and software company. Since April 1996, Mr. Gill has been a principal of The Topaz Group, a management consulting firm. From March 1995 to March 1996, Mr. Gill was Senior Vice-President of Frontier Corporation, a telecommunications company. From 1989 to March 1995, Mr. Gill was President and Chief Executive Officer of ConferTech International, Inc., a teleconferencing services and equipment provider. ConferTech International, Inc., became a subsidiary of Frontier Corporation in 1995. Mr. Gill is a director of Newgen Results Corporation, a provider of CRM services to automobile dealers and Spatial Technologies, Inc., an Internet Hosted Application Services company.

         William Sanko. Mr. Sanko has been a director of the Company since October 1997. From 1984 to 1996, Mr. Sanko was President and CEO of XEL Communications, Inc., a manufacturer of voice and data products used by telephone companies to provide private line services to businesses. In 1995, XEL was purchased by Gilbert Associates, Inc., now Salient 3 Communications, Inc., and Mr. Sanko continues to advise the President and CEO of Salient 3 Communications, Inc. on matters concerning long term business planning and acquisitions.

         Alan T. Valenti. Mr. Valenti has been Chief Financial Officer of Roser Ventures LLC, Boulder, Colorado since March 1999. From October 1997 through December 1998, Mr. Valenti was Vice President Finance of Gallagher Enterprises LLC, a Denver based family investment holding company. From February 1985 through October 1997 Mr. Valenti served as Corporate Controller for Applied Industrial Materials Corporation and Titanium Metals Corporation, both located in Denver, Colorado. Mr. Valenti has also spent 10 years in public accounting. Mr. Valenti is a CPA, holds an MBA from Rutgers University and a BA in Accounting from St. John's University.

                               BOARD OF DIRECTORS

         The current members of the Board of Directors are: Charles D. Johnston, James L.D. Roser, H. Robert Gill, William Sanko and Richard Jennewine. However, Mr. Jennewine will not be running for another term. Information concerning the members of the Board is provided above under the Section entitled "Election of Directors."

         During the fiscal year ended December 31, 2001, there were six meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

         There is no family relationship between any current or prospective director of the Company and any other current or prospective executive officer of the Company. Except as disclosed above in the Section entitled "Election of Directors," none of the directors hold directorships on other Boards of Directors of other companies required to report under the Securities Exchange Act of 1934.

DIRECTOR COMPENSATION

         Directors of the Company who are not also employees of the Company are reimbursed for all out-of-pocket expenses incurred in attending each meeting or committee meeting of the Board of Directors. In consideration of their service as directors, each non-employee director, is compensated $1,000 for each meeting physically attended, and $250 if attended via telephone. During 2001 the following cash compensation was issued; Robert Gill, $3,900, James Roser, $2,300, William Sanko, $3,650, and Richard Jennewine, $2,600. However, on December 7, 2001 the Board of Directors resolved that all cash compensation would be deferred until further resolved. Also, each non-employee director has been granted non-qualified stock options to purchase shares of Common Stock under the 1996 Stock Option Plan. In April 2001, directors, Robert Gill, James Roser, William Sanko, Richard Jennewine, and Charles Johnston were each granted non-qualified stock options to purchase 7,000 shares each of Common Stock at $1.50 per share which are immediately exercisable. In August 2001, Charles Johnston was granted a non-qualified stock option to purchase 50,000 shares each of Common Stock at $1.08 per share, exercisable at a rate of 33% on each anniversary of the grant date. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant. All director options have a term not to exceed ten-years from their grant date.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and (iv) being available to the independent auditors during the year for consultation purposes. The members of the Audit Committee are James Roser and Robert Gill. Effective March 27, 2002, William Sanko joined the Audit Committee as third member. The Audit Committee met four times in the fiscal year ended December 31, 2001. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The members of the Compensation Committee are William Sanko and Charles. The Compensation Committee met one time in the fiscal year ended December 31, 2001. All directors attended at least 75% of the meetings held by committees of the Board on which each director served.

AUDIT COMMITTEE REPORT

         The Board of Directors maintains an Audit Committee comprised of two of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

         The audit committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements. The Board has adopted a written Charter of the Audit Committee.

         The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

         The committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee met four times in the fiscal year ended December 31, 2001.

         In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         AUDIT FEES

         Fees and related expenses from Arthur Andersen LLP for the fiscal year 2001 audit and the review of Forms 10-QSB are $42,000, which has been billed through December 31, 2001.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

         Arthur Andersen LLP or PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

         ALL OTHER FEES

         Aggregate fees billed for all other services rendered by Arthur Andersen LLP and PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were zero and $4,792, respectively..

         The audit committee has determined that the provision of services covered by the two preceding paragraphs is compatible with maintaining the principal accountant's independence for the Company.

         Submitted by the Audit Committee.
         James L.D. Roser, Audit Committee Member
         H. Robert Gill, Audit Committee Member

                               EXECUTIVE OFFICERS

         The following persons are the executive officers of the Company:

NAME                                           POSITION
----                                           --------
Charles D. Johnston                            President and Chief Executive Officer

Joseph A. Ruth                                 Vice President of Sales and Marketing

Gregory S. Leger                               Vice President of Technical Services

Anthony A. Scalese                             Vice President of Finance and Administration

         Information concerning the business experience of Mr. Johnston is provided under the section entitled "Proposal I - Election of Directors."

         Joseph A. Ruth, 52. Joseph Ruth joined the Company as Vice President of Sales and Marketing in August 2001. Mr. Ruth brings 20 years of senior management experience within the electronic and mechanical industrial markets. From 1983 to 2000, Mr. Ruth has served in several executive management positions, including President of a $30 million privately held component company in California. Mr. Ruth holds a BS degree in Management from Northern Illinois University.

         Gregory S. Leger 41. Mr. Leger joined the Company as Vice President of Technical Services in October 2001. Mr. Leger brings 10 years of senior management experience within the electronic and mechanical industrial markets. From 1995 to 2001 Mr. Leger was the sustaining engineering manager for Plasmon Laser Magnetic Storage, formerly Philips LMS. Mr. Leger has a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master of Science degree from University of New Mexico in Mechanical Engineering.

         Anthony A. Scalese, 29. Anthony Scalese joined the Company in February 2000 as Corporate Controller, to oversee all accounting, finance and administrative functions. In May of 2001, Mr. Scalese was appointed Vice President of Finance and Administration and Secretary of the Company. Mr. Scalese has held various financial management positions over the past eight years in both corporate and public accounting, for companies such as Coca-Cola Enterprises and Foundation Health Systems. Mr. Scalese is a CPA and holds a BS degree in Accounting from the University of Southern Colorado.

         All executive officers are appointed by the Board of Directors and serve at the Board's discretion.

                             EXECUTIVE COMPENSATION

          The following table sets forth the compensation paid for the fiscal years ended December 31, 2001, 2000, and 1999 to the executive officers of the Company who were paid more than $100,000 in salary and bonus during the year ended December 31, 2001 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                               Long-Term
                                                                              Compensation
                                                 Annual Compensation             Awards
                                             -------------------------   ----------------------
                                                                         Restricted
                                                                           Stock      Options/     All Other
Name and                                      Salary         Bonus         Awards       SARs      Compensation
Principal Position                  Year        ($)           ($)           ($)         (#)            ($)
------------------------------   ---------   -----------   -----------   ----------   ---------   ------------
Charles D. Johnston,                2001      190,000(1)      25,000         --         57,000      15,000(2)
President and Chief                 2000      190,000             --         --        100,000       6,000(2)
Executive Officer                   1999           --             --         --             --          --

Joseph A. Ruth,                     2001      125,000             --         --         50,000          --
Vice President of Sales             2000           --             --         --             --          --
and Marketing                       1999           --             --         --             --          --

Gregory S. Leger,                   2001      110,000             --         --         20,000          --
Vice President of                   2000           --             --         --             --          --
Technical Services                  1999           --             --         --             --          --

Anthony A. Scalese,                 2001       90,000         15,000         --          2,000          --
Vice President of Finance           2000       85,000             --         --             --          --
and Administration                  1999           --             --         --             --          --

(1) On August 31, 2001, the Company's Board of Directors unanimously approved a salary increase for Charles Johnston to $210,000 per year. As of April 2, 2002, Charles Johnston had not accepted the increase.

(2)      Automobile allowance.

         The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 2001 to each of the Named Executive Officers.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 Number of
                                 Securities         Percent of Total
                                 Underlying      Options/SARs Granted to      Exercise or
                                Options/SARs            Employees              Base Price
Name                             Granted (#)         in Fiscal Year              ($/Sh.)          Expiration Date
----                            -------------   -------------------------     -------------       ---------------
Charles D. Johnston                   7,000 (1)             3.0%                  $1.50              04/20/08
                                     50,000 (2)            21.3%                  $1.08              08/30/08
Joseph A. Ruth                       50,000 (3)            21.3%                  $1.03              08/01/08
Gregory S. Leger                     20,000 (4)             8.5%                  $1.25              10/01/08
Anthony A. Scalese                    2,000 (5)             0.9%                  $1.50               4/20/08

(1)      Options are immediately exercisable.
(2) Options are exercisable at a rate of 33% per year beginning August 30, 2002.
(3) Options are exercisable at a rate of 33% per year beginning August 1, 2002.
(4) Options are exercisable at a rate of 33% per year beginning October 1, 2002.
(5) Options are exercisable at a rate of 25% per year beginning April 20, 2002.

----------

         The following table sets forth the stock options exercised by each of the Named Executive Officers and the year-end value of unexercised options to purchase Common Stock of the Company for each of the Named Executive Officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

                            Shares                             Number of Securities              Value of Unexercised
                          Acquired on         Value           Underlying Unexercised          In-the-Money Options/SARs
                          Exercise (#)     Realized ($)      Options/SARs at FY-End (#)            at FY-End ($) (1)
                         -------------    --------------  -------------------------------   -------------------------------
Name                                                      Exercisable       Unexercisable    Exercisable      Unexercisable
----                                                      --------------    -------------   --------------   --------------
Charles D. Johnston                  _                _                _          157,000                _   $        4,000

Joseph A. Ruth                       _                _                _           50,000                _   $        6,500
Gregory S. Leger                     _                _                _           20,000                _                _
Anthony A. Scalese                   _                _                _           12,000                _                _

(1) Based upon the difference between the fair market value of the Common Stock on December 31, 2001 and the exercise price. The fair market value of the Common Stock on December 31, 2001, measured as the mean of the closing bid and asked prices of the Common Stock on such date, was $1.16 per share.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

         In July 2000 the Company entered into an employment agreement with Charles D. Johnston, Chief Executive Officer and President of the Company. Mr. Johnston is currently paid a salary under the agreement of $190,000 per year, with an additional $500 per month for an automobile allowance. The agreement has no fixed term and may be terminated by either party at any time. If termination is by the Company and is for any reason other than cause, or if Mr. Johnston resigns subsequent to a material reduction in his compensation or a material change in his duties, the agreement provides for a severance payment equal to twelve months' salary. The agreement provides that Mr. Johnston will not engage in activities competitive with the Company during his employment and for a period of two years after his employment with the Company terminates, whether voluntarily or involuntarily. Per the agreement, the Company granted to Mr. Johnston a non-statutory stock option to purchase up to 100,000 shares of Common Stock, at an exercise price of $2.75 per share. The option vested on a monthly basis over a three-year period beginning on the date of the agreement, and expired seven years from such date. In the event of the sale or merger of the Company, all shares subject to such option will become fully exercisable.

         In July 2001, the Company entered into a separation agreement with Norman Mottram, the prior Vice President of Sales and Marketing. Under the terms of the separation agreement, Mr. Mottram received gross salary payments through September 2001, which totaled $28,646. During this time, Mr. Mottram also retained all medical, dental, 401(k), group life, AD&D, and short and long term disability benefits. Mr. Mottram also received reimbursement for the third quarter of 2001 enrollment period for a university MBA program, which totaled $6,876.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - NONE

                      PROPOSAL 2 - APPOINTMENT OF AUDITORS

         The Board of Directors has appointed the firm of Arthur Andersen, LLP, independent public accountants, as the auditors of the Company for the fiscal year ending December 31, 2002, subject to the approval of such appointment by shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's 2001 fiscal year.

         The Board of Directors and the Audit Committee are aware of recent events concerning Arthur Andersen LLP and have reviewed these matters with representatives of the firm. Based on these discussions, the Board of Directors and the Audit Committee continue to recommend the appointment of Arthur Andersen LLP as the Company's auditor for the year 2002. The Board of Directors and the Audit Committee will continue to closely monitor ongoing developments at Arthur Andersen LLP and, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interest of the Company and its shareholders.

         The ratification of the appointment of Arthur Andersen LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

         If the foregoing appointment of Arthur Andersen LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants, who will perform the 2002 audit, and whose appointment for any period subsequent to the 2001 Annual Meeting of Shareholders will be subject to the approval of shareholders at the 2002 Annual Meeting. A representative of Arthur Andersen is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.

 THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF
                        THE FIRM OF ARTHUR ANDERSEN LLP.

                 PROPOSAL 3 - APPROVAL OF ISSUANCE OF SECURITIES

Reason for Request of Shareholder Approval

         The Company's common stock is currently traded on the Nasdaq SmallCap Market. As a result, the Company is subject to certain rules of the Nasdaq Stock Market which require shareholder approval of certain transactions in order for the Company's stock to remain qualified to be listed on the SmallCap Market.

         Specifically, NASD Marketplace Rule 4350(i)(1)(D) requires shareholder approval of a transaction other than a public offering involving the sale or issuance by the Company of common stock (or securities convertible or exerciseable into common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value in order to remain included in the Nasdaq Stock Market.

         The Company has entered into an agreement to issue securities in a transaction that requires shareholder approval under the NASD Market place Rules in response to a letter from The Nasdaq Stock Market, Inc. Listing Qualifications Department notifying the Company of its intent to delist the Company's stock. The Company entered into an agreement with Roser Ventures, LLC to bring the Company into compliance with all requirements for continued listing on The Nasdaq Small Cap Market. Under the terms of this agreement, the Company would issue shares of preferred stock in exchange for an investment of $1 million. The Company submitted this plan to the Nasdaq Listing Qualifications Panel, which determined to continue the listing of the Company's securities pursuant to certain exceptions under the condition that this transaction be submitted to shareholders for approval.

         In order to satisfy the conditions for inclusion on the Nasdaq Stock Market, the Company is presenting this transaction to its shareholders for approval. In the event that the shareholders do not vote to approve the transaction with Roser Ventures, LLC, the Company's common stock will not be eligible for continued inclusion on the Nasdaq Stock Market. Even if the shareholders approve this transaction, these is no guarantee that the Company will continue to meet other listing qualification parameters for continued inclusion in Nasdaq.

DESCRIPTION OF TRANSACTION

         On March 11, 2002, the Company signed a binding term sheet with Roser Ventures, LLC pursuant to which it or one of its affiliates (the "Investor"), would invest $1 million in the Company in exchange for shares of certain convertible preferred stock in the Company. Under the terms of this agreement, the Investor will also exchange its Series A Preferred stock (currently held in the name of The Roser Partnership III, SBIC, LP) for another series of convertible preferred stock and will receive additional warrants to purchase the Company's Common Stock.

         On March 26, 2002, the Company issued 1,000 shares of Series C Convertible Preferred Stock to the Investor in exchange for $1 million. These shares will not convert into common stock until after this transaction has been presented to the shareholders for approval. The conversion terms of the Series C Preferred Stock will depend upon whether the shareholders vote to approve this transaction.

         The Series C preferred stock will have the same preferences, limitations and relative rights as the issued and outstanding Series A preferred stock, except for its conversion rate, discussed below. These rights include voting rights equal to the number of shares of common stock into which each share of preferred stock would be convertible, dividends at the rate of 8.0% per annum paid quarterly either in cash or in kind, priority over common stock to distributions upon liquidation or dissolution and redemption rights on any date after April 1, 2007.

         If the shareholders vote to approve this transaction, the Series C Preferred Stock will convert into 1,549,427 shares of the Company's common stock. The conversion price per share will be determined by discounting the average closing price of the Company's stock on the Nasdaq Small Cap Market for the 10 days on which the stock had trading activity prior to March 11, 2002 by 30%. Based on the trading activity during this time period, the average price is $0.922 per share. The discounted price at the 30% rate would be $0.6454 per share. Therefore, if the shareholders approve this transaction, the $1 million provided to the Company by the Investor would purchase 1,549,427 shares of the Company's common stock.

         If the shareholders do not vote to approve this transaction, the Investor may convert its Series C Preferred Stock into shares of the Company's common stock, but by doing so would cause the Company's stock to be delisted from the Nasdaq Stock Market by reason of the failure to obtain shareholder approval as required by NASD Marketplace Rules. In recognition of the effect on the liquidity of the Company's common stock a delisting would have, in the event that the Investor elects to convert, the conversion price per share of the Series C Preferred Stock will be determined by discounting the average price by 35% to $0.5993 per share. Therefore, the number of shares of common stock into which the Series C Preferred Stock would convert would be 1,668,613. If for any reason prior to conversion the Company's common stock is no longer listed on the Nasdaq Small Cap Market, the 35% discounted conversion price would also apply.

         The Investor will also receive warrants to purchase shares of the Company's common stock in connection with this transaction. The number of warrants will be 25% of the number of common shares into which the Series C Preferred Stock is convertible. Therefore, if this transaction is approved by the shareholders and the common stock continues to be listed on Nasdaq, the Investor will receive warrants to purchase 387,357 shares of common stock. If this transaction is not approved by the shareholders, or if the common stock is no longer listed on Nasdaq, the Investor will receive warrants to purchase 417,153 shares of common stock. In either case, the exercise price of the warrants will be 10% above the market price of the Company's common stock on the date of issuance and the warrants will have a term of five years during which they can be exercised.

         Also in connection with this transaction, the Investor exchanged its shares of Series A Convertible Preferred Stock held in the name of The Roser Partnership III, SBIC, LP, for an equal number of shares of Series B Convertible Preferred Stock of the Company. As of April 30, 2002, the number of Series A preferred shares held by the Investor will be 575,312, which includes all payment in kind dividends payable under the terms of these securities. The Series B preferred stock will have the same preferences, limitations and relative rights as the Series A preferred stock, except that the conversion rate will be $0.922 instead of $2.15. These rights include voting rights equal to the number of shares of common stock into which each share of preferred stock would be convertible, dividends at the rate of 8.0% per annum paid quarterly either in cash or in kind, priority over common stock to distributions upon liquidation or dissolution and redemption rights on any date after September 1, 2004.

         The reason for the exchange of the Series A shares for the Series B shares is to provide the Investor with a conversion rate that more accurately reflects current market prices. The general effect of this exchange is to increase the number of shares of common stock into which the preferred stock will convert from 575,312 shares to 1,341,563 shares.

         All of the shares of the Company's common stock that will be or could be received by the Investor as a result of this transaction, including the shares underlying the warrants acquired in this financing as well as the 526,892 warrants previously acquired by the Investor, will have registration rights. These registration rights provide that the Company will use its best efforts to cause a registration statement for these shares to become effective no later than 120 days after the closing date of the transaction, which was [March 26, 2002.] If the registration statement filed to register these common shares is not declared effective by the Securities and Exchange Commission with this time frame, a penalty payment will be due to the Investor for each additional day, for a period not to exceed 12 months. The amount of the penalty will be $273.97 per day.

         The Company is entering into this transaction in order to provide it with additional capital required for the execution of its business plan. The proceeds of this transaction will be used for working capital and general corporate purposes.

         THIS TRANSACTION WILL RESULT IN SUBSTANTIAL DILUTION TO CURRENT SHAREHOLDERS. PRIOR TO THE TRANSACTIONS, CURRENT SHAREHOLDERS UNAFFILIATED WITH THE INVESTOR OWNED 83.5% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S VOTING STOCK. AFTER THIS TRANSACTION, THE UNAFFILIATED SHAREHOLDERS WILL OWN 56.6% OF THE VOTING STOCK IF THE DISCOUNT APPLIED TO THE AVERAGE PRICE IS 30% OR 55.6% IF THE DISCOUNT RATE IS 35%. THE DILUTION PERCENTAGE AT A 30% DISCOUNT WOULD BE 32.2% AND THE DILUTION PERCENTAGE AT A 35% DISCOUNT WOULD BE 33.4%.

CONSIDERATION OF TRANSACTION BY BOARD OF DIRECTORS

         The Board of Directors of the Company retained the investment banking firm of Dougherty & Company LLC to assist it in evaluating the financial terms of this transaction in connection with its consideration of whether to approve it. Dougherty & Company reviewed recent selected common equity private placements in publicly traded companies, reviewed and compared certain financial, operating and stock market data of the Company with other public companies generally similar to the Company and reviewed recently completed merger or sale transactions of public companies operating in the Company's industry. Dougherty provided a report to the Board that set forth a range of the terms of private investments in companies of similar size and comparable industries in order for the Board to determine whether this transaction was indicative of current investment activity in the marketplace. Based on this report, the Board determined that the terms of this transaction were reasonable.

INTEREST OF CERTAIN DIRECTORS AND NOMINEES IN TRANSACTION

         James L.D. Roser is currently a director of the Company. Prior to the transaction, Mr. Roser was the beneficial owner of 17.0% of all outstanding shares of the Company. After the transaction, Mr. Roser will be the beneficial owner of either 43.4% or 44.4%of all outstanding shares of the Company, depending upon what percentage discount will be applied to the average market price upon conversion of the preferred stock into common stock.

         Under Colorado law, this transaction falls within the definition of a conflicting interest transaction because it involves a transaction between the Company and an entity in which a director has a financial interest. Although not specifically required under the applicable statute, due to the nature of this transaction neither Mr. Roser nor The Roser Partnership III, SBIC, LP will vote their shares in connection with this proposal.

         A nominee for director of the Company, Alan T. Valenti, is affiliated with Roser Ventures, LLC as its Chief Financial Officer. In this position, Mr. Valenti is responsible for financial and administrative areas for Roser Ventures LLC and the four investment limited partnerships it manages. As a member of the firm's Investment Committee, he is actively involved in investment due diligence, deal structuring, and post-investment monitoring and support.

SHARES ENTITLED TO VOTE ON THIS MATTER

         The total number of voting shares of the Company as of record date, April 2, 2002, was 4,182,594. Of these, 3,610,092 shares are Common Stock, 571,502 are Series A, Preferred Stock, and 1,000 are Series C Preferred Stock. Each share of common stock is entitled to one vote. Each share of preferred stock is entitled to the number of votes equal at any time to the number of shares of common stock into which each share of preferred stock is convertible. Due to the nature of this transaction, certain interested shareholders holding all of the shares of preferred stock and 172,635 shares of common stock will not vote on this matter. Therefore, the number of shares that will be entitled to vote on this matter is 3,437,457.


             THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                                       FOR
                     THE APPROVAL OF ISSUANCE OF SECURITIES


                              SHAREHOLDER PROPOSALS

         Any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with the 2002 annual meeting of shareholders of the Company must be submitted in accordance with the rules of the Securities and Exchange Commission and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on December 14, 2002.

         Under the rules promulgated by the Securities and Exchange Commission, stockholder proposals not included in the Company's proxy materials for its 2003 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended, will be considered untimely if notice thereof is received by the Company after April 15, 2003. Management will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not included in the Company's proxy materials for the 2003 Annual Meeting of Stockholders unless the Company receives notice thereof by April 15, 2003 and the conditions set forth in Rule 14a-4(c)(2)(i) - (iii) under the Exchange Act of 1934 are met.

                                  OTHER MATTERS

         All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent (5%) of the Stock of the Company, on an as-converted to Common Stock basis, is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

         The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2001, which includes financial statements and accompanies this Proxy Statement, does not form any part of the material for the solicitation of proxies.

         THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 TO ANY SHAREHOLDER (INCLUDING ANY BENEFICIAL OWNER) UPON WRITTEN REQUEST TO ANTHONY A. SCALESE, CONTROLLER, 1329 WEST 121ST AVENUE, DENVER, COLORADO 80234. A COPY OF THE EXHIBITS TO SUCH REPORT WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST THEREFOR AND PAYMENT OF A NOMINAL FEE.

                           QUALMARK CORPORATION PROXY

               SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                 MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2002

The undersigned hereby constitutes, appoints, and authorizes Charles D. Johnston, Joseph A. Ruth, Gregory S. Leger, and Anthony A. Scalese, as the true and lawful attorney and Proxy of the undersigned, with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the voting stock of QualMark Corporation, a Colorado corporation, at the Annual Meeting of the Shareholders to be held May 10, 2002, at the Company's administrative offices, 1329 West 121st Avenue, Denver, Colorado, at 2:00 p.m. MST, and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting dated April 15, 2002, receipt of which is hereby acknowledged.

1. Approval of the election of each of the five nominees named herein for the office of director to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

        For all nominees listed below                   WITHHOLD AUTHORITY
    (except as marked to the contrary below)       to vote for all listed below


     (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

      Charles D. Johnston, James L.D. Roser, H. Robert Gill, William Sanko,
                                and Alan Valenti

2. Approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002.

                    FOR                         AGAINST


3.   Approval of issuance of securities to Roser Ventures, LLC or its affiliate.

                    FOR                         AGAINST


4. The Proxy is authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments thereof.


The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorney and Proxy may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

DATED:                         , 2002
      -------------------------

                                            ------------------------------------
                                            Signature(s) of Shareholder(s)


                                            ------------------------------------
                                            Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             QUALMARK CORPORATION PLEASE SIGN AND RETURN THIS PROXY
                      USING THE ENCLOSED PRE-PAID ENVELOPE.
                      THE GIVING OF A PROXY WILL NOT AFFECT
                       YOUR RIGHT TO VOTE IN PERSON IF YOU
                               ATTEND THE MEETING.